 Exhibit 10.5

Summary of Changes to Compensation Arrangements

With Non-Management Directors

As previously disclosed, each non-management Director is currently paid an annual retainer, a portion of which is paid in cash and a portion of which is paid in restricted stock. The cash portion of the annual retainer, which is paid in cash on a monthly basis, was increased from $70,000 to $80,000, effective October 15, 2011. The amount of the annual retainer paid in restricted stock was increased from $115,000 to $125,000 effective as of the Company’s Annual Meeting of Stockholders in February 2012. For additional information regarding compensation arrangements with the Company’s non-management Directors, please see Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference herein.